EXHIBIT 99.1

WOODLIEF JOINS THE HILLMAN COMPANIES BOARD

Cincinnati, OH, February 17, 2015 –The Hillman Companies, Inc. (“Hillman”) announced today that, effective February 10, 2015, Philip K. Woodlief was appointed to the Hillman Board of Directors and a member of the Hillman Audit Committee.

Mr. Woodlief has been an independent financial consultant since 2007 and an Adjunct Professor of Management at Vanderbilt University’s Owen Graduate School of Business since October 2010.  At Vanderbilt, Mr. Woodlief has taught Financial Statement Research and Financial Statement Analysis.  In 2014, he was also an Adjunct Professor at Belmont University, teaching Integrated Accounting Principles.  Prior to 2008, Mr. Woodlief was Vice President and Chief Financial Officer of Doane Pet Care, a billion dollar global manufacturer of pet products.  Prior to 1998, he was Vice President and Corporate Controller of Insilco Corporation, a diversified manufacturer of consumer and industrial products.  Mr. Woodlief began his career in 1979 at KPMG Peat Marwick in Houston, Texas, progressing to the Senior Manager level in the firm’s Energy and Natural Resources practice.  He holds a Masters of Business Administration degree from Indiana University and a Bachelor of Arts Degree in Economics from the University of the South (Sewanee) and he is a certified public accountant (inactive).

About The Hillman Companies
Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading value-added distributor of fasteners, key duplication systems, engraved tags, and related hardware items to over 26,000 retail customers in the U.S., Canada, Mexico, South America, and Australia, including home improvement centers, mass merchants, national and regional hardware stores, pet supply stores, and other retailers.  Hillman provides a comprehensive solution to its retail customers for managing SKU-intensive, complex home improvement categories.  Hillman also offers its customers additional services, such as inventory management and in-store merchandising services.

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The Hillman Companies Contact:
+1 513-851-4900, ext. 60292